Exhibit 10.3

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE

This FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (this “First Amendment”), made and entered into as of the 4th day of June, 2010 (“Effective Date”), by and between WILL PARTNERS REIT, LLC, a Delaware limited liability company (“Lessor”), and WORLD KITCHEN, LLC a Delaware limited liability company (“Lessee”).

RECITALS:

WHEREAS, Lessor and Lessee entered into a lease dated May 13, 1999, which was amended and restated by instrument dated April 26, 2000, known as Amended and Restated Lease (said Amended and Restated Lease being hereinafter referred to as the “Lease”), for the lease of certain real property, improvements and equipment consisting of approximately 34.322 acres and located at 5800 Industrial Drive, Monee, Illinois (as more fully defined in the Lease, “Leased Property”); and

WHEREAS, in connection with a refinancing of the Leased Property, Lessor and Lessee desire to amend the Lease to extend the Term, amend the Basic Rent payable thereunder and provide for a potential expansion of the building located on the Leased Property.

NOW, THEREFORE, for valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged by the parties, the Lessor and Lessee agree as follows:

1. Recitals/Defined Terms. The foregoing Recitals are hereby incorporated herein by reference. Terms not expressly defined herein shall have the meaning set forth in the Lease.

2. Extension of Lease Term. (a) The parties acknowledge that the originally scheduled expiration date of the Term was March 31, 2015. The Term of the Lease is hereby extended until February 29, 2020 and the definition of “Term” in the Lease is amended accordingly. Article 32 of the Lease is hereby deleted in its entirety and replaced with the following:

“32.1 Extension Option. So long as Lessee occupies at least seventy-five percent (75%) of the Leased Improvements, Lessee shall have the one-time option to extend the Term of the Lease for one (1) additional period of five (5) years (“Extension Period”) upon the following terms and conditions:

A. Lessee gives Lessor written notice of its exercise of the option for the Extension Period at least twelve (12) months prior to the expiration of the Term (time being of the essence with respect to this obligation).

B. No Event of Default shall have occurred and be continuing either on the date Lessee delivers the notice required under subparagraph A. above or on the last day of the Term.

C. All of the terms and provisions of this Lease (except this Article 32) shall be applicable to the Renewal Term, except that Basic Rent for the Extension Period shall be determined as follows:

If the option for the Extension Period is exercised in a timely fashion, the Lease shall be extended for the Extension Period upon all of the terms and conditions of this Lease, provided that the annual Basic Rent for the Leased Premises for each Extension Term shall be the Fair Market Rent, as hereinafter defined. “Fair Market Rent” as used herein, shall mean the market rental rate for base rent for a comparable tenant with comparable space in comparable buildings in a comparable market, as agreed upon between Lessor and Lessee within forty five (45) days of Lessee’s notice of exercise of the option described. All other terms and conditions of the Lease set forth herein shall remain the same. For purposes of determining the Fair Market Rent, “comparable space” shall mean mixed use office, warehouse and distribution space, without regard to improvements installed by Lessee at its sole cost and expense which are specific to any specialized business operations at the Leased Premises. Notwithstanding anything contained herein to the contrary, the determination of Fair Market Rent shall not include the square footage of the Modified Expansion Area (as defined in Article 36) to the extent paid for by Lessee (other than as an increase in Basic Rent pursuant to Section 36.3). In furtherance of the foregoing, it is the intent of the parties, in determining the Fair Market Rent, to exclude Lessee’s improvements which are not reusable as general office, warehouse/or distribution center improvements. “Comparable building”, as used herein, will mean any industrial building greater than 700,200 square feet (or, if the Building is expanded in accordance with Article 36 of this Lease, any industrial building having comparable square footage to the Building, as expanded, but in either event not less than 500,000 square feet). “Comparable market,” as used herein, means the South Suburban Chicago Industrial Market (with special emphasis on the I-57 corridor).

Fair Market Rent shall be determined in the following manner:

(a)	Mutual Agreement. After timely receipt by Lessor of Lessee’s notice of exercise of the option to extend the Term, Lessor and Lessee shall have a period of forty five (45) days in which to agree on the Fair Market Rent for the Leased Property.

(b)

Arbitration. (1) If Lessor and Lessee are unable to agree upon the Fair Market Rent within forty five (45) days following Lessee’s exercise of the option, then the determination of Fair Market Rent shall proceed to arbitration. The arbitration procedure shall commence when either party submits the matter to arbitration, it being agreed, however, that the submittal shall occur, if at all, within sixty (60) days after Lessee’s initial exercise of the option. Not later than ten (10) days after the arbitration procedure has commenced, each party shall appoint an arbitrator and notify the other party of such appointment by identifying the appointee. Each party hereto agrees to select as its respective appointee a licensed real estate broker, who is an individual with at least ten (10) years of experience with respect to industrial and commercial real property in the Chicago Metropolitan Statistical Area, which person shall not have been regularly employed by, or have been an officer, director or owner of, or have been retained during the last two (2) years as a consultant by, the party selecting such person. Neither party may consult directly or indirectly with any arbitrator regarding the Fair Market Rent prior to appointment, or after appointment, outside the presence of the other party. The arbitration shall be conducted in Chicago, Illinois under the provisions of the commercial arbitration rules of the American Arbitration Association and applicable Illinois law governing arbitration.

(2) Not later than ten (10) days after both arbitrators are appointed, each party shall separately, but simultaneously, submit in a sealed envelope to each arbitrator their separate suggested Fair Market Rent rental rate and shall provide a copy of such submission to the other party. The two (2) selected arbitrators, after reviewing such submissions, shall determine whether Lessor’s or Lessee’s estimate of the Fair Market Rent is closer to the actual market rental rate of the Premises. If both arbitrators agree that one of said declared estimates is closer to the actual market rental rate, they shall declare that estimate to be the Fair Market Rent, and their decision shall be final and binding upon the parties.

(3) If the two selected arbitrators are unable to agree on the Fair Market Rent within ten (10) days after receipt of Lessor’s and Lessee’s submitted estimates, then the arbitrators shall inform the parties. Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than five (5) days after the expiration of said ten (10) day period. If no arbitrator is selected within such five (5) day period, either party may immediately petition a court with appropriate jurisdiction to appoint such third arbitrator. The third arbitrator shall have the qualifications and restrictions set forth in paragraph (b) (1) above, and shall conduct an arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The third arbitrator’s decision shall be final and binding as to which estimate (as between Lessor’s and Lessee’s) of the Fair Market Rent is closer to the actual market rental rate. Such third arbitrator shall make a decision not later than ten (10) days after appointment.

(4) Each party shall be responsible for the costs, charges and/or fees of its respective appointee and the parties shall share equally in the costs, charges and/or fees of the third arbitrator. The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof.

32.2 Condition. Lessee agrees to accept the Leased Property to be covered by this Lease during the Extension Period in an “as is” physical condition and Lessee shall not be entitled to receive any allowance, credit, concession or payment from Lessor for the improvement thereof.

32.3. Amendment. If Lessee exercises the option for the Extension Period, then Lessor and Lessee shall mutually execute and deliver an amendment to this Lease reflecting the extension of the Term on the terms herein provided, which amendment shall be executed and delivered promptly after the determination of Fair Market Rent to be applicable to the Extension Period as hereinabove provided.

32.4 Termination. The option for the Extension Period herein granted shall automatically terminate upon the earliest to occur of (i) the expiration or termination of this Lease, (ii) the termination of Lessee’s right to possession of the Leased Property, or (iii) the failure of Lessee to timely or properly exercise the option for the Extension Period pursuant to the terms of this Section.

32.5 No Commissions. Lessor and Lessee acknowledge and agree that no real estate brokerage commission or finder’s fee shall be payable by Lessor in connection with any exercise by Lessee of the option for the Extension Period herein contained.

(b) All references to the Second Extension Period are hereby deleted from the Lease, and all references to “First Extension Period” shall be deemed to refer to the Extension Period, as described herein.

3. Rent. As of March 1, 2010, the amount of Basic Rent payable under the Lease is hereby amended to the amounts set forth in Exhibit A attached hereto, and by this reference made a part hereof. The rent schedule set forth in Exhibit A attached hereto shall be deemed substituted for the schedule currently contained in Section 3.1 of the Lease. The Basic Rent, as adjusted herein, is subject to further adjustment upon the expansion of the Improvements located on the Leased Property, in accordance with Article 36 of the Lease (as inserted pursuant to Section 10 below). Lessor acknowledges that Lessee has been paying Basic Rent in the amounts set forth in Section 3.1 of the Lease (rather than the amounts set forth in Exhibit A attached hereto) for the period commencing March 1, 2010 and ending on the Effective Date. On the Effective Date, Lessor shall refund to Lessee the amount by which Lessee’s actual Basic Rent Payments for such period exceed the amount of Basic Rent that was owing for such period after giving effect to the Basic Rent rates set forth on Exhibit A attached hereto. Such refund shall be prorated for any partial month, and equals Fourteen Thousand Five Hundred Fifty Nine and 17/100 Dollars ($14,559.17) per month. Such refund shall be in addition to the payment to be made to Lessee under the provisions of Section 8 (Additional Consideration) below.

4. Ancillary Documents. Article 3, Section 3.4 of the Lease is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

Any payment, cost or amount due Lessee pursuant to Section 4.6, 7.1, 8.2, 9.1(e), 9.3, 36.2(e)(C), 36.7 or 36.9(b) hereof, in each case which is not paid when due, such being the “Offset Amount,” may be offset or at Lessee’s option recaptured, together with interest thereon at the Overdue Rate, against the then current Basic Rent next coming due.

References in the Lease to the Reserve Reimbursement Agreement, the Restricted Account Agreement, Expansion, Expansion Area and the LLC Agreement shall be deemed deleted and of no further force and effect after the Effective Date.

5. Capital Improvement Credit. Article 8, Section 8.2 of the Lease is hereby amended by deleting, from the second (2nd) line of said Section, the words “roof, structural elements”.

6. Maintenance and Repair. As of the Effective Date, Article 9 is hereby amended by:

(i) adding, in the first line of Section 9.1(a), after “7.1”, the words “and Section 9.3 below,”;

(ii) inserting the phrase “(if non-load bearing)” after the word “structural,” that appears in clause 9.1(a) thereof;

(ii) inserting the phrase “(if non-load bearing)” after the word “structural,” that appears in clause 9.1(b) thereof;

(iii) the addition of the following to Section 9.1:

“(e) Lessee agrees to deposit, in equal monthly installments, into a capital expense or similarly designated fund for purposes of making repairs and replacements, a sum equal to fifteen cents ($0.15) per square foot of gross floor area of the building(s) located on the Leased Property, per annum (the “Capital Improvement Reserve”). The monthly amount to be so deposited by Lessee is Eight Thousand Seven Hundred Fifty-Two and 50/100 Dollars ($8,752.50). If the building located on the Leased Property is expanded in accordance with Article 36, Lessee shall increase its monthly deposit into the Capital Improvement Reserve effective upon the Expansion Substantial Completion Date (as defined in Article 36) by an amount equal to one-twelfth (1/12) of fifteen cents ($0.15) multiplied by the number of square feet of gross floor area in the Modified Expansion Area (as defined in Article 36) that is constructed in accordance with Article 36. All contributions to the Capital Improvement Reserve shall be prorated for any partial month during the Term. The Capital Improvement Reserve shall be held in a deposit account held by Lessor (and at Lessor’s option, in an account maintained with Lessor’s Assignee) and shall earn interest at a money market rate for the benefit of Lessee. So long as no Event of Default has occurred and is continuing, no portion of the Capital Improvements Reserve be pledged to Lessor’s Assignee as collateral for any loan, and Lessor shall cause Lessor’s Assignee to acknowledge in writing that, so long as no Event of Default has occurred and is continuing, it has no pledge of or security interest in Lessee’s rights in the Capital Improvements Reserve and that it shall permit the release of funds therefrom in accordance with the terms and conditions of this Lease. Provided no Event of Default has occurred and is continuing under the Lease, funds on deposit in the Capital Improvement Reserve will be made available to Lessee over the Term to perform its obligations under this Section 9.1 for replacements, maintenance, repairs and/or alterations of a capital or expense nature to the Leased Property in accordance with an annual budget and schedule which shall be subject to Lessor’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Lessor shall cause funds from the Capital Improvement Reserve to be made available to Lessee within ten (10) days after Lessee provides Lessor with an invoice to be paid from the Capital Improvement Reserve or a paid invoice for which Lessee is seeking reimbursement from the Capital Improvement Reserve, together with all documents reasonably required by Lessor to reasonably assure the lien free completion of any work paid for from said funds, including without limitation, sworn statements of the Lessee and its general contractor and lien waivers from all contractors, subcontractors and materialmen. For any work for which Lessee is seeking reimbursement from the Capital Improvement Reserve that was completed more than four (4) months prior to the date upon which Lessee is seeking reimbursement, if Lessee submits a sworn statement identifying the contractor, the amount of the contract, the date the work was completed and stating that the contract amount has been paid in full, then Lessee shall not be required to provide lien waivers for such work. Any amounts remaining on deposit in the Capital Improvement Reserve shall be paid to Lessee upon the earlier to occur of (a) ten (10) days after the expiration or termination of this Lease or (b) the occurrence of a material default by Lessor (beyond any applicable cure periods) of its obligations under this Lease.”

(iv) and the addition of the following as Section 9.3:

“9.3 Maintenance, Repair and Replacement by Lessor. Lessor agrees, at its cost and expense, to be responsible for repairs to, maintenance of and replacements of the roof and the load-bearing structural portions of the Building (as it may be expanded in accordance with Article 36), including load bearing columns, exterior structural walls, Building footings and foundation; provided, however, in no event shall Lessor be responsible for any of the foregoing to the extent the need for same arises from any of the following that occur on or after the Effective Date: (a) the act, omission, or negligence of Lessee, or anyone having access to the Building by through or under Lessee; (b) Lessee’s alterations to the Building, or Lessee’s failure to properly comply with any conditions of any effective warranty relating to the aforesaid elements, so long as a copy of such warranty has been provided to Lessee prior to Lessee’s failure to so comply; and (c) deferred maintenance items shown in the PCR (but the foregoing shall not be deemed to limit Lessee’s obligations for items noted in the PCR, which Lessee hereby agrees to perform). If Lessor fails to perform any of the repairs, maintenance or replacements it is required to perform under this Section 9.3 within thirty (30) days after Lessee notifies Lessor of the required repair, maintenance or replacement (which thirty (30) day period shall be extended for as long as reasonably necessary for Lessor to complete such repair, maintenance or replacement if it cannot reasonably be completed within such thirty (30) day period, but only if, subject to the occurrence of an Unavoidable Delay, Lessor commences such repair, maintenance or replacement within such thirty (30) day period and thereafter diligently and continuously prosecutes same to completion), then Lessee may, at its option, perform such repairs, maintenance and/or replacements, and Lessor shall, within five (5) days after demand by Lessee, reimburse Lessee for Lessee’s costs in doing so. Notwithstanding the foregoing, if an emergency situation (which for purposes hereof, shall be deemed to mean a danger of personal injury, substantial damage to property or material interference with the operation of Lessee’s business) exists, Lessee may immediately take such actions as are required to mitigate the situation, and Lessor shall, within five (5) days after demand by Lessee, reimburse Lessee for Lessee’s costs in doing so. If Lessor fails to reimburse Lessee within the time provided above, Lessee shall have the right to offset the amount of such costs pursuant to the Offset and Recapture Procedure.”

As of the Effective Date, the balance contained in the Reserve (as defined in the Reserve Reimbursement Agreement) is Seven Hundred Forty-Two Thousand Two Hundred Six and 08/100 Dollars ($742,206.08). Such balance is hereby transferred to and becomes a part of the Capital Improvement Reserve. Prior to the Effective Date, Lessee has incurred expenses for replacements, maintenance, repairs and/or alterations of a capital nature to the Leased Property which are described on Exhibit B attached hereto (collectively, the “Prior Capital Work”). Lessor agrees that, after the Effective Date, Lessor shall make a disbursement from the Capital Improvements Reserve to reimburse Lessee for the costs of the Prior Capital Work upon Lessee’s delivery of the sworn statement described in Section 9.1(e) of the Lease, as amended, and applicable lien waivers, to the extent required under such section. After the Effective Date, Lessor shall make a disbursement in the estimated amounts of the cost of the deferred maintenance items contained in the Property Condition Report prepared by EBI Consulting, Inc. dated April 5, 2010.

Lessee represents and warrants to Lessor that, as of the Effective Date, Lessee has no actual knowledge of any material defects in the roof or the load-bearing structural portions of the Building, other than those, if any, described in the PCR.

7. Article 10. Article 10, Section 10.1 of the Lease is hereby amended by deleting the final sentence of said Section in its entirety and replacing it with the following: “Subject to the provisions of Article 36, Lessor agrees that Lessee’s right to cause the expansion of the Building in accordance with such Article 36 is pre-approved and shall not be subject to the provisions of this Section 10.1.”

8. Additional Consideration. In consideration of Lessee’s agreement to extend the Term of the Lease as provided in this First Amendment, Lessor agrees to pay Lessee a one-time amount of Seven Hundred Seventy Eight Thousand One Hundred Seventy Five Dollars ($778,175.00) (“Capital Expense Allowance”). The Capital Expense Allowance may be used by Lessee for any purpose, and shall be due and payable on the Effective Date. On the Effective Date, the Capital Expense Allowance shall be paid in addition to any amounts owing to Lessee under Section 3 of this First Amendment.

9. Lessor Default. The following is hereby added as Section 17.8 of the Lease: “Lessor Default. Lessor shall not be deemed in default of this Lease until it has received written notice of failure to observe or perform any material term, covenant or condition of this Lease and such failure shall have continued for a thirty (30) day period, unless such failure cannot, with due diligence, be cured within a period of thirty (30) days, in which cause such failure shall not be deemed to continue if Lessor proceeds promptly with due diligence to cure the failure and diligently prosecutes the curing thereof.

10. Tenant’s Option. Article 34 of the Lease is hereby deleted in its entirety, and after the Effective Date is deemed intentionally omitted. The following is hereby added as Article 36:

“ARTICLE 36

36.1. The provisions set forth on Exhibit P attached hereto are hereby incorporated in this Lease as if set forth at length herein.”

11. Audit Cooperation. Lessee shall provide Lessor, at Lessor’s expense, copies of, or access to, such factual information as may be reasonably requested by Lessor, or its property manager or accountants, to enable Lessor or Lessor’s independent auditors, to complete an audit of certain revenues and certain expenses of the property pursuant to Section 3-14, Special Instructions for Real Estate Operations to be Acquired, of Regulation S-X of the Securities and Exchange Commission (“SEC”), (Rule 3-14). Lessee’s obligation is conditioned on the recipient thereof having delivered to Lessee a confidentiality agreement in form and substance reasonably satisfactory to Lessee. In addition, subject to said confidentiality agreement, Lessee authorizes Lessor to disclose such information as required by the SEC on Form 8-K. Without limiting the generality of the foregoing, and subject to the confidentiality obligations set forth in the above-referenced confidentiality agreement, (i) Lessor or its independent auditor may audit Lessee’s operating expenses for the Property, and Lessee shall provide such documentation as Lessor or its auditor may reasonably request in order to complete such audit; and (ii) Lessee shall furnish to Lessor such financial and other information as may be reasonably required to allow Lessor to complete an audit in accordance with Rule 3-14 and to make any required filings with the SEC or other governmental authority. The foregoing obligation of Lessee shall be limited to providing information and documentation in the possession of or reasonably obtainable by, Lessee (or its accountants) at no cost to Lessee and in the format in which the Lessee (or its accountants) have maintained such records.

12. Lease Exhibits. Exhibit B to the Lease (“Approved Form of Subordination, Non-Disturbance and Attornment Agreement”) is hereby deleted and replaced with Exhibit O attached hereto, and all references in the Lease to Exhibit B shall be amended to be references to Exhibit O. Exhibits I, J, K, L, M, N, O and P attached hereto are hereby attached to the Lease as Exhibits I, J, K, L, M, N, O and P. The only exhibits to this First Amendment are Exhibits A, B, I, J, K, L, M, N, O and P.

13. Notices. The address for Lessor for notice purposes is hereby modified as follows:

Will Partners REIT, LLC,

c/o Griffin Capital Corporation

2121 Rosecrans, Suite 3321

El Segundo, CA 90245

with a copy to:

Mary Higgins, General Counsel

790 Estate Drive, Suite 180

Deerfield, IL 60015

Lessor acknowledges that Lessee may be required under a separate agreement with Lessor’s lender to send a copy of certain notices of default to such lender, and Lessor consents to the delivery of such notice.

The address for Lessee for notice purposes is hereby modified as follows:

WORLD KITCHEN, LLC

5800 Industrial Drive

Monee, Illinois 60484

Attention: Distribution Center Manager

with a copy to:

World Kitchen, LLC

5500 North Pearl Street, Suite 400

Rosemont, Illinois 60018

Attention: Associate General Counsel.

14. Brokers. Except for NAI Hiffman, whose commission/fees shall be paid by Lessee, at its sole cost and expense, Lessor and Lessee each represent and warrant to the other that they have had no dealings with any broker or agent in connection with this First Amendment and each party covenants to hold harmless and indemnify and defend the other from and against any and all cost, expense, or liability for any compensation, commissions, or damages claimed by any brokers or other agents with respect to this Lease or the obligations thereof claiming by through or under them.

17. Ratification. Except as modified herein, the Lease is hereby ratified and confirmed in all other respects, including, without limitation, Lessee’s purchase option set forth in Article 33 thereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

LESSOR:

WILL PARTNERS REIT, LLC, a Delaware limited liability company

THE GC NET LEASE REIT OPERATING PARTNERSHIP, L.P. , SOLE MEMBER

By:	The GC Net Lease REIT, Inc. (as General
Partner of the GC Net Lease REIT Operating Partnership, L.P.

	By:	/s/ Kevin A. Shields
Kevin A. Shields, President

LESSEE:

WORLD KITCHEN, LLC, a Delaware limited liability company

By:	/s/ Carl Warschausky
Name:	Carl Warschausky

Title:	Chief Financial Officer